Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

State of
Name of Subsidiaries	Incorporation	Names Under Which They do Business
Beaver Lake Concrete, Inc.	Arkansas	Beaver Lake Concrete, Inc.

Capitol Concrete Products Co., Inc.	Kansas	Capitol Concrete Products Co., Inc.

City Wide Construction Products Co.	Missouri	City Wide Construction Products Co.

Concrete Enterprises, Inc.	Kansas	Concrete Enterprises, Inc.
Concrete Enterprises South

Concrete Materials, Inc.	Kansas	Concrete Materials, Inc.

Dodge City Concrete, Inc.	Kansas	Dodge City Concrete, Inc.
Concrete Industries

Joplin Concrete Company, Inc.	Missouri	Joplin Concrete Company, Inc.

Kay Concrete Materials Co.	Missouri	Kay Concrete Materials Co.

Kansas Sand and Concrete, Inc.	Kansas	Kansas Sand and Concrete, Inc.

Monarch Cement of Iowa, Inc.	Iowa	Monarch Cement of Iowa, Inc.

Salina Concrete Products, Inc.	Kansas	Kansas Building Products
Salina Concrete Products, Inc.

Springfield Ready Mix Co.	Missouri	Springfield Ready Mix Co.

Tulsa Dynaspan, Inc.	Oklahoma	Arrow Concrete Company
Tulsa Dynaspan, Inc.